Exhibit 99.1

[Letterhead of Nara Bancorp, Inc.]

May 22, 2007

Mr. Talon Torressen

Fidelity Investments

One Spartan Way TS1E

Merrimack, NH 03054

RE:	Nara Bancorp, Inc – Recommendation to the Board on Changes to the 2007 Equity Incentive Plan

Dear Mr. Torressen:

Per our conversation regarding Fidelity’s Proxy Voting Guidelines, senior management of Nara Bancorp, Inc. (the “Company”) agrees to recommend to the Board of Directors (the “Board”) of the Company additional limitations to our 2007 Equity Incentive Plan (the “Plan”). Specifically, at the Board’s next regularly scheduled meeting, senior management will recommend the following changes to the Plan:

1) § 3 of the Plan, entitled “Administration” shall be amended to provide that all discretionary grants to non-employee (independent) directors be administered by a committee of independent Directors of the Board, which is not subject to management discretion.

2) §§ 7 and 8 of the Plan, regarding the award of Restricted Stock, Performance Shares and Performance Units shall be amended to provide that the restriction periods applicable to these awards shall not be (a) less than one year for performance-based awards and (b) less than three years from the date of grant for time-based vesting of grants.

3) § 7 of the Plan shall be amended to eliminate the Administrator’s power to waive restrictions or accelerate the time at which any restrictions may lapse except in the cases of death, disability or retirement of the Participant or a change in control of the Company.

The above management recommendations will be made following conversations with Fidelity and other Company shareholders in order to obtain Fidelity’s support for the Plan at the Company’s upcoming Annual Meeting of the Stockholders on May 31, 2007. We sincerely appreciate your support as a stockholder of Nara Bancorp, Inc. and we hope to see you at our annual meeting on May 31, 2007.

Sincerely,

/s/ Min Kim
Min Kim President & CEO Nara Bancorp, Inc.

Nara Bancorp. Inc., 3731 Wilshire Blvd., Suite 1000, Los Angeles, CA 30010    Tel. (213) 639-1700 Fax (213) 234-3033